Exhibit 99.1

Scintilla Pharmaceuticals, Inc., a Subsidiary of Sorrento Therapeutics, Inc., to Acquire Semnur Pharmaceuticals, Inc. to Further Deepen its Pain Management Pipeline

SAN DIEGO, Aug. 15, 2016 /PRNewswire/ — Scintilla Pharmaceuticals, Inc. (“Scintilla”), a subsidiary of Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), has entered into a binding term sheet to acquire Semnur Pharmaceuticals, Inc. (“Semnur”). Scintilla’s lead program is resiniferatoxin (“RTX”) for the treatment of intractable cancer pain.

Semnur, based in Los Altos, CA, is a specialty pharmaceutical company focused on the clinical and commercial development of innovative products that meet the needs of pain management practitioners and their patients. Semnur’s lead product, projected to commence Phase 3 clinical trials in 2017, is a non-opiate epidural steroid injectable to treat chronic back pain. Key members of Semnur’s management team are expected to join Scintilla’s management team. On August 8, 2016, Scintilla announced it had entered into a binding term sheet to acquire SCILEX Pharmaceuticals, Inc. (“SCILEX”). Following the closing of the announced acquisitions Scintilla will operate as a stand-alone company focused on pain management.

The acquisition is contingent upon customary closing conditions. In consideration for the acquisition, Scintilla will pay Semnur’s equity holders an initial payment of $60 million, consisting of $40 million in cash and $20 million in shares of common stock of Sorrento. In addition, additional cash consideration of up to $140 million may be paid by Scintilla to Semnur’s equity holders upon achievement of certain development, product approval and commercial milestones. Joseph Gunnar & Co., LLC provided a fairness opinion to Sorrento, as the majority stockholder of Scintilla.

“Semnur represents a unique asset for Scintilla that is highly complementary to its existing assets. Semnur’s pipeline of multiple late-stage and near commercialization product opportunities targets some of the largest pain markets available and addresses critical unmet medical needs,” said Dr. Henry Ji, President and CEO of Sorrento. Dr. Ji further added, “upon completion of the pending acquisitions and integrations of Semnur and SCILEX, Scintilla will immediately become a truly unique pain management company with a multiple product pipeline and an experienced management team led by Jaisim Shah from Semnur and Anthony Mack from SCILEX.”

“The acquisition by Scintilla reflects the strength of Semnur’s technology, IP and tremendous potential of our lead product candidate,” stated Mahendra Shah, Executive Chairman of Semnur Pharmaceuticals, Inc. and Managing Director of Vivo Capital. “We are excited to join Scintilla and be a part of such a dynamic company that will be a major player in the pain management space,” added Mr. Shah.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Scintilla Pharmaceuticals, Inc.

Scintilla Pharmaceuticals, Inc. is a subsidiary of Sorrento Therapeutics, Inc. Scintilla’s lead program is RTX for the treatment of opiate refractory cancer pain. The RTX program has been tested successfully in a Phase 1 - 2 clinical trial, and is scheduled to commence Phase 2 clinical trials in early 2017.

About Semnur Pharmaceuticals, Inc.

Semnur Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the clinical and commercial development of innovative products that meet the needs of pain management practitioners and their patients. Semnur’s primary focus lies in the development of non-opioid products for meeting the needs of underserved patients with back pain. Semnur believes that the therapeutic advantages of their product and technology will improve products’ efficacy and safety making a substantial improvement in the treatment of back pain.

About SCILEX Pharmaceuticals, Inc.

SCILEX Pharmaceuticals, Inc., located in Malvern, PA, develops and brings branded pharmaceutical products to market using technologies that are designed to maximize quality of life for all. SCILEX is working to deliver the next generation of products that are responsible by design. The Company’s lead product candidate under development, ZTlido™ (lidocaine patch 1.8%), is a branded lidocaine patch formulation for the potential treatment of relieving the pain of postherpetic neuralgia, also referred to as after-shingles pain. For more information, visit www.scilexpharma.com. ZTlido™ is a trademark owned by SCILEX Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed acquisitions of Semnur and SCILEX and the timing and potential benefits of the transactions; expectations regarding Scintilla’s, Semnur’s and SCILEX’s technologies;

expectations for Sorrento’s and its subsidiaries technologies and collaborations; expectations regarding the commencement of Phase 2 clinical trials for Scintilla’s RTX program; and Scintilla’s prospects. Expectations regarding the timing of the Phase 3 clinical trials for Semnur’s lead product candidate. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’ technologies and prospects; risks related to the completion of the proposed acquisitions of Semnur and SCILEX; risks related to seeking regulatory approvals and conducting clinical trials; and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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SOURCE Sorrento Therapeutics, Inc.